     As filed with the Securities and Exchange Commission on August 26, 1999
                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       INFORMATION ARCHITECTS CORPORATION
             (Exact name of Registrant as specified in its charter)

     NORTH CAROLINA                      7372                      87-0399301
------------------------------    ---------------------------   ---------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
  incorporation organization)      Classification Code Number)   Identification
                                                                     Number)

                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------
                                 J. Dain Dulaney
                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------
                                    COPY TO:
                                 Jeffrey S. Hay
                       McGUIRE, WOODS, BATTLE & BOOTHE LLP
                             100 North Tryon Street
                                   Suite 2900
                         Charlotte, North Carolina 28202
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum         Proposed Maximum
Title of Each Class of             Amount to be           Offering Price Per       Aggregate Offering       Amount of
Securities to be Registered        Registered             Share (1)                Price                    Registration Fee

Common Stock of Information
Architects Corporation (par
value $.001 per share)             100,000                $2.375                   $237,500                 $67.00
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock, par value $.001 per share (the "Common Stock"), as reported on the Nasdaq National Market on August 25, 1999 in accordance with Rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1999

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

                                 100,000 Shares

                       Information Architects Corporation

                              --------------------

                                  Common Stock
                               ($0.001 par value)

                   -------------------------------------------

         This prospectus relates to the public offering of shares of our common stock by the selling stockholder. These shares were issued to the selling stockholder in connection with a Promissory Note entered into with the selling stockholder. We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholder will pay all of its selling commissions, brokerage fees and related expenses.

         The selling stockholder has advised us that it will sell the shares from time to time in the open market, on the Nasdaq Stock Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: IARC). On August   , 1999, the closing price of the common stock was $
per share.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                   -------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   -------------------------------------------

                 The date of this prospectus is August   , 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange
Commission:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
         2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;
         3. Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 1999;
         4. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 1999;
         5. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999; and
         6. Amendment No. 7 to our General Form for Registration of Securities on Form 10 filed with the Securities and Exchange Commission on July 1, 1999.

         We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:


                           Information Architects Corporation
                           4064 Colony Road
                           Charlotte, North Carolina  28211
                           (704) 365-2324


                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could materially adversely impact our business, operating results and financial condition and result in a complete loss of your investment.

         The statements made in this prospectus, including the information incorporated by reference, that are not historical facts, contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the risk factors discussed below.


IF NEW STRATEGIES TO REPLACE REVENUE FROM OUR YEAR 2000 BUSINESS ARE UNSUCCESSFUL, OUR REVENUES WILL DECLINE.

         If we are unable to complete our announced acquisitions or develop other sources of revenues or funding, we will be required to reduce our expenses commensurate with the lower revenues and seek other acquisitions or business combinations to replace the revenues generated by our Year 2000 business. We currently derive more than ninety-five percent (95%) of our revenues from our Year 2000 business. We anticipate that our revenues from the Year 2000 business may decline by 50 percent or more after December 31, 1999. In order for us to sustain growth and viability after December 31, 1999, we have acquired the Metaphoria software and entered into agreements to acquire Data Systems and Tumble Interactive Media. The successful implementation of the acquisitions of Data Systems, Tumble, Metaphoria software and other possible acquisitions are dependent on a number of factors, including management's ability to assimilate the operations, personnel and technology of the acquired companies and provide sufficient capital either from internally generated revenues or external sources to properly fund the integration and future growth of the combined entities. We may not be successful in the integration of these entities.

THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE IF OUR QUARTERLY RESULTS ARE BELOW EXPECTATIONS.

         We have experienced quarterly fluctuations in revenues and operating results, including a drop in revenues from the third to the fourth quarter of 1998, and believe similar fluctuations may occur in the future. The price of our common stock may decline in future quarters if our revenues or operating results are below expectations. Quarterly revenue and operating results fluctuations may occur and have occurred due to a number of factors including:

         * disruption in customer relationships, such as those caused by the major restructuring of the sales and marketing departments during the third and early fourth quarters of 1998;

         * market shifts, such as the reduction of revenue and profit resulting from our receiving more of our business from lower priced services that validate Year 2000 compliance for mainframe computer software rather than from our higher priced services relating to detection and correction of the Year 2000 problem in mainframe computer software;

         * the timing of revenues and costs related to new product and service introductions; and

         * the timing of closing for any acquisitions and associated costs.


OUR RECENT AND PLANNED ACQUISITIONS WILL REDUCE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS.

         We will issue common stock to complete each of our recent and planned acquisitions. These issuances of common stock will result in the reduction of each stockholder's percentage ownership interest in us and could result in a decrease in the market price of our common stock. For example, under the terms of the merger agreement with Data Systems, the total number of shares of our common stock issued in the merger is subject to adjustment based on the average ten day closing price per share for the 10 trading days before the merger. If the average ten-day closing price is between $6.00 per share and $16.00 per share, we will issue a total of 1,611,047 shares in the merger. If the average ten-day closing price is below $6.00 per share, we will issue a greater number of shares equal to 9,666,282 divided by the average closing price.

OUR DEBENTURE FINANCING WILL REDUCE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS AND MAY CAUSE A REDUCTION IN THE SHARE PRICE.

         In July 1999, we raised $5 million by issuing debentures, which are convertible into shares of our common stock. If the debenture holder converts the debentures into shares of common stock, we will be required to issue no less than 1,855,287 shares of common stock. If the trading price of the common stock is low when the conversion price of the debentures is determined, we would be required to issue a higher number of shares of common stock, which could cause a further reduction in each stockholders percentage ownership of us. The initial conversion price of the debentures is set at a premium to the closing price on the day before the debenture was issued. The conversion price can be periodically adjusted downward when eighty five percent of the trading price of our common stock for any five trading days in a twenty trading day period is less than the initial conversion price. In addition, if the debenture holder converts our debentures and sells the common stock, this could result in an imbalance of supply and demand for our common stock and a decrease in the market price of our common stock. The further our stock price declines, the further the periodic adjustment of the conversion price will fall and the greater the number of shares we will have to issue upon conversion.


OUR DEBENTURE FINANCING MAY CAUSE OTHER SIGNIFICANT CORPORATE ACTIONS BY US.

         We could be required to issue up to 19.999% of our outstanding common stock (3,878,000 shares based on 19,393,809 shares outstanding on July 30, 1999) upon conversion of our outstanding debentures and exercise of the related warrants without stockholder approval. We have agreed that if our stock price drops to a level where we are required to issue more than 19.999% of our common stock, we will seek shareholder approval to issue more than 19.999% of our outstanding common stock. If we are unable to obtain shareholder approval for issuance of the additional shares, we are required to remove ourselves from the NASDAQ stock market, and to issue the number of shares required upon conversion of the debenture.


OUR DEBENTURE FINANCING LIMITS OUR ABILITY TO ENTER FUTURE TRANSACTIONS AND THE DEBENTURE HOLDERS CAN REQUIRE US TO REDEEM THE DEBENTURES AT A PREMIUM IF CERTAIN EVENTS HAPPEN.

         The debentures and related agreements contain significant covenants. These covenants may limit our ability to enter into future transactions, including financing transactions and transactions involving a change in control or acquisition of us. The debenture holder can require us to redeem the debentures, at a redemption price of 122% of the outstanding principal amount, if at any time, we challenge, dispute or deny the right of the holder to convert the debentures into shares of common stock or otherwise dishonor or reject any conversion notice.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT COULD REDUCE EXISTING STOCKHOLDERS' PERCENTAGE OWNERSHIP INTEREST AND LIMIT OUR OPERATING FLEXIBILITY.

         If we decide to expand more rapidly than currently anticipated or we do not meet our revenue projections, we may need to raise additional capital. In anticipation of these possible future financing needs, we have entered into a letter with the debenture holder to potentially establish a $5,000,000 equity line. This potential financing or any other additional financing using our common or preferred stock will result in the reduction of each stockholder's percentage ownership interest in us and may result in a decrease in the market price of our common stock. Any additional debt financing likely will involve restrictive covenants, which may limit our operating flexibility. If financing is not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities, respond to competitive pressures, meet unanticipated requirements, or continue to operate at our current levels.

WE FACE POTENTIAL LIABILITY AS A RESULT OF PENDING SHAREHOLDER SUITS.

         Between May 14, 1999 and July 13, 1999, we, and current and former officers and directors were named as defendants in four purported class action lawsuits. The suits are filed in the United States District Court for the Western District of North Carolina. The legal costs incurred by us in defending ourselves and our officers and directors against this litigation, whether or not we prevail, could materially impact the operating results in the quarters in which those expenses are incurred. Further, in the event that the plaintiffs prevail, we also could be required to pay damages that would materially impact the operating results in the quarter and year in which the damages are paid and could materially impact our financial condition. Also, this litigation may be protracted and may result in a diversion of our management and other resources. The suits purport to be brought on behalf of a class of persons that purchased our common stock between November 14, 1997 and April 1, 1999 and allege violations of the federal securities laws. The suits allege that the defendants made material omissions and misrepresentations in public filings, press releases and other public statements during the purported class period. The suits seek class action status and an unspecified amount of damages, including compensatory damages, interest, attorney's and expert's fees and reasonable costs and expenses.


IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD SUFFER.

         Our success is dependent upon our ability to use our proprietary technology to create revenue-producing opportunities. If we are not able to adequately protect our proprietary technology, we will be required to seek revenue from sources other than our current proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark, trade secret law, confidentiality agreements and contractual provision. Provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable against unauthorized use, copying, transfer and disclosure, under the laws of some jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.


IF OUR INTELLECTUAL PROPERTY RIGHTS ARE CHALLENGED, WE MAY FACE POTENTIAL LIABILITY.

         In recent years, litigation involving patents and other intellectual property rights has increased. Patents exist which cover solutions to the Year 2000 problem. We believe that we are either not using these patented solutions or have utilized the solutions prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

         * cease selling or using products or services that incorporate the challenged intellectual property, such as our Year 2000 compliance methodology;

         * obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable pricing or business terms;

         * redesign our affected products or services at additional cost to us.


WE MAY SUFFER LOSSES ARISING OUT OF POTENTIAL LIABILITY TO CUSTOMERS FROM OUR YEAR 2000 BUSINESS.

         There is increasing litigation arising out of failures or potential failures in computer systems as a result of the Year 2000 problem. In the event we become a party to any such litigation, the cost of defending the litigation or an adverse outcome could result in payment of extraordinary expenses that will affect our operational results. To date, we are not a party to any litigation arising out of a Year 2000 failure. We have attempted to limit our liability for Year 2000 claims through provisions in our contracts with customers, limiting our damages, generally providing no warranties on our services through the Year 2000, and disclaiming all other warranties. These contractual protections may not be enforceable in all instances, and may not otherwise protect us from the costs involved in defending a Year 2000 claim.


FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         Rapid technological change characterizes the markets for internet professional services and Year 2000 services. Our future success will depend on our ability to improve existing services and products, offer new services, enhance recently acquired products and develop, acquire and market new products and services. Our failure to adequately and timely respond to changing technology could result in us not remaining competitive in the marketplace.


WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR STOCK.

         Since our inception, we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. As a result, an investor in the common stock would only receive a return on the investment if the market price of the common stock increases.


VOLATILITY IN OUR STOCK PRICE MAY ADVERSELY AFFECT OUR BUSINESS.

         Fluctuations in the market price of our stock may adversely affect our ability to complete any planned acquisitions, our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price and trading volume have fluctuated widely, with a 52-week range as of August 10, 1999 of $14.00 to $1.625. We expect these fluctuations to continue in the future for a number of reasons, including the following:

         * our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;

         * our or competitor's announcements regarding new services and products or technological innovations;

         * stock prices for many technology companies fluctuate widely for reasons, including perceived potential value, that may be unrelated to operating results; and

         * announcements of unusual events, such as acquisitions.


OUR BUSINESS MAY BE ADVERSELY AFFECTED BY RISKS IN OUR INTERNATIONAL OPERATIONS.

         Our international sales, primarily in France, England and the rest of Europe, attributed approximately 18% of our total consolidated revenues for the year ended December 31, 1998. We anticipate that international business may account for a similar percentage of our revenues in 1999. The risks inherent in international markets that may adversely affect our potential revenues and costs include:

         *     unexpected changes in regulatory requirements;
         *     difficulties in staffing and managing foreign operations;
         *     potentially adverse tax consequences;
         * potentially adverse differences in language, business customs, practices and norms;
         *     differences in accounting practices;
         *     problems in collecting accounts receivable;
         *     fluctuations in currency exchange rates; and
         * seasonal reductions in business activity during the summer months in Europe.

MR. GRUDER EXERCISES SIGNIFICANT CONTROL OVER US.

         Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 35% of our outstanding common stock. Although Mr. Gruder's percentage ownership of our outstanding common stock will be reduced as a result of planned acquisitions and financing, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs, including significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

INTENSE COMPETITION FOR YEAR 2000 SERVICES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITS.

         Our Year 2000 services face intense competition from two different sources: (i) correction performed in-house and (ii) software that corrects Year 2000 errors and validates Year 2000 compliance and other services offered by direct competitors. Many of our competitors are better established, have existing relationships with customers and have far greater resources than us. As a result of this competition, our revenues or our profits on such revenues for Year 2000 services could decrease, resulting in a negative effect on our common stock price.

OUR BUSINESS PROSPECTS MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS.

         If we are not successful in attracting, assimilating, transitioning or retaining qualified technological personnel in the future, then we may not remain competitive. We believe that there is a shortage of, and significant competition for, professionals with the advanced technological skills necessary to perform the services offered by our new internet services. We also intend to transfer current employees from our Year 2000 business to our new internet business. The transition will require training in new technology and new skills sets applicable to internet technology. Once trained, such individuals will be in higher demand because of their new skill set. Additionally, not all of our current personnel will be able to acquire the skills necessary to transition to our new business.

DELAY OR LACK OF SUCCESS IN DEVELOPING AND MARKETING OUR NEW PRODUCTS AND SERVICES COULD ADVERSELY AFFECT THE BUSINESS.

         We recently acquired and plan to develop new software products designed to facilitate communication and commerce over the internet. This software is in a development stage and will require continued expenditures of resources to complete the development effort. These products will involve a new approach to the conduct of online business and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products. Delays or lack of success in developing and releasing enhanced or new products or in market acceptance of the new technology could adversely affect our revenues.

INTENSE COMPETITION FOR INTERNET PRODUCTS AND SERVICES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITS.

         The market for internet professional services and products is relatively new, intensely competitive and subject to rapid technological change. There is competition on two distinct levels: (i) from in-house development efforts by potential customers, and (ii) third party competitors. Many of our current and potential competitors have longer operating histories, established name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources. If we are not able to successfully compete in this internet market, our revenues or our profits on those revenues could be reduced. Such lower revenues or profits could negatively affect our common stock price.


                                   THE COMPANY

         We are presently engaged in the business of providing software-reengineering services. These services include (i) the correction and validation of existing mainframe computer software systems' ability to manage the Year 2000 problem and (ii) software conversion services. In October 1998, we also announced a new strategic direction, establishing an Internet services business providing management consulting, design, development and communication solutions. Through this new strategic direction, we plan to assist organizations in transforming their existing mainframe computer systems to support Internet, Intranet and Extranet applications. Our executive offices are located at 4064 Colony Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholder.

                               SELLING STOCKHOLDER

         On June 1, 1999, we borrowed from the selling stockholder $1,000,000, payable on July 1, 1999 with a 10% per anum interest rate. In addition, we issued the selling stockholder 50,000 shares of our common stock in connection with the loan and an additional 50,000 shares for waiver of a payment in advance of the due date under the Promissory Note. The selling stockholder holds no shares of our common stock other than those offered pursuant to this prospectus.

         The following table sets forth the aggregate number of shares of common stock held by the selling stockholder and offered by the selling stockholder hereunder and the percentage of all shares of common stock held by the selling stockholder after giving effect to the offering (based on 19,393,809 shares of common stock outstanding as of July 21, 1999). Other than the ownership of our securities, the selling stockholder has had no material relationship with us within the past three years.

------------------------    -----------------------    ---------------------    -------------------
                                                                                Percent of
                            Number of Shares                                    Outstanding Common
Name of Selling             Beneficially Owned         Number of Shares         Stock Owned After
Stockholder                 Before Offering            Offered                  Offering (1)
------------------------    -----------------------    ---------------------    -------------------
Rodney R. Schoemann, Sr.        100,000  (2)                100,000
------------------------    -----------------------    ---------------------    -------------------

------------------------

1. Because the selling stockholder may offer all or some of the common stock pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of shares of common stock that will be held by the selling stockholder after completion of this offering. See "Plan of Distribution."
2. Includes 100,000 shares of common stock issued in connection with the Promissory Note granted to the selling stockholder.

                              PLAN OF DISTRIBUTION

         The selling stockholder has advised us that the common stock may be sold or distributed from time to time by the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The common stock may be sold by one or more of the following distribution methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades, or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into an existing market for the common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
(vii) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); or (viii) any combination of the foregoing, or by any other legally available means. In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholder and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. We will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         We have advised the selling stockholder that Regulation M promulgated under the Exchange Act may apply to our sales in the market, have furnished the selling stockholder with a copy of this regulation and have informed it of the need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

         Any shares of common stock which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by them hereunder.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.


                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

         This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                -----------------
                                TABLE OF CONTENTS
                                -----------------


                                                                          Page
                                                                          ----

Where You Can Find More Information.......................................  1
Risk Factors..............................................................  2
The Company...............................................................  8
Use of Proceeds...........................................................  9
Selling Stockholder.......................................................  9
Plan of Distribution......................................................  9
Indemnification........................................................... 11
Legal Matters............................................................. 11
Experts................................................................... 11

                                     SHARES



                             [INFORMATION ARCHITECTS
                                  CORPORATION]



                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------





                                  AUGUST , 1999

                       INFORMATION ARCHITECTS CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14  Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission fees are estimates.

         Registration Statement--Securities and Exchange Commission.. $  67.00
         Accounting fees............................................. $
         Legal fees ................................................. $
         Miscellaneous............................................... $
         Total....................................................... $

Item 15  Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that unless limited by our articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Registrant's Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.


Item 16  Exhibits.

         Exhibit
         Number
         ------

         5.1*     Opinion of McGuire, Woods, Battle & Boothe LLP.

         23.1*    Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2*    Consent of McGuire, Woods, Battle & Boothe LLP (included in
                  Exhibit 5.1).

         24.1     Power of Attorney (included in signature page).

         ------------
         * To be filed by amendment.


Item 17  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Information Architects Corporation, a corporation organized and existing under the laws of the State of North Carolina, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 17th day of August, 1999.

                                            INFORMATION ARCHITECTS CORPORATION


                                            By:      /s/ ROBERT F. GRUDER
                                           -------------------------------------
                                                         Robert F. Gruder
                                            Chief Executive Officer and Chairman


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Robert F. Gruder as such person's true and lawful attorney, with full power to him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

SIGNATURE                                   TITLE                      DATE
--------------------------      --------------------------       ---------------


/s/ ROBERT F. GRUDER            Chief Executive Officer          August 17, 1999
------------------------        and Chairman of the Board
  (Robert F. Gruder)            (Principal Executive Officer)


/s/ FRANK G. MILLIGAN           President and Director           August 17, 1999
------------------------
  (Frank G. Milligan)


/s/ J. WAYNE THOMAS             Chief Financial Officer          August 17, 1999
------------------------        (Principal Financial and
  (J. Wayne Thomas)             Accounting Officer)


/s/ THOMAS J. DUDCHIK           Senior Vice President and        August 17, 1999
------------------------        Director
  (Thomas J. Dudchik)


/s/ RICHARD J. BLUMBERG         Director                         August 17, 1999
------------------------
  (Richard J. Blumberg)



/s/ JAMES H. MCLAUGHLIN         Director                         August 17, 1999
------------------------
  (James H. McLaughlin)

                                INDEX TO EXHIBITS

Exhibit
Number
------

    5.1*     Opinion of McGuire, Woods, Battle & Boothe LLP.

    23.1*    Consent of Holtz Rubenstein & Co., LLP, independent auditors.

    23.2* Consent of McGuire, Woods, Battle & Boothe LLP (included in Exhibit 5.1).

    24.1     Power of Attorney (included in signature page).

    ------------
    * To be filed by amendment.